PRICING SUPPLEMENT NO. 96-5 Dated November 6, 1996     Rule 424(b) (2)
To Prospectus Supplement Dated August 22, 1996       File No. 33-64357



                          BENEFICIAL CORPORATION

                        Medium-Term Notes, Series H
                            (Book Entry Notes)

Salomon Brothers Inc purchased $100,000,000 principal amount of these Medium-Term Notes, Series H, maturing on October 13, 1998, at a principal price of $100,000,000.00 for resale to investors from time to time at prices based on market conditions at the time of resale.


        Floating Rate Notes Due 9 Months or More from Date of Issue

Maturity Date:  October 13, 1998       Interest Payment Period:
                                         Quarterly
Interest Rate Basis:
  Federal Funds Rate (Weekly           Interest Reset Period:
  Average) as defined below.             Weekly

Specify Other Base Rate:  N/A          Interest Reset Dates:
                                         Wednesday of each week (as
Index Maturity:  N/A                     further described in the
                                         Prospectus Supplement), through
Spread: plus 0.18%                       the Maturity Date.

Spread Multiplier:  N/A                Settlement Date (Issue Date):
                                         November 12, 1996
Maximum Interest Rate:  N/A
                                       Calculation Agent:
Interest Payment Dates:                  The Chase Manhattan Bank
  The 13th of each January, April,
  July and October, commencing on      Optional Repayment Date(s):
  January 13, 1997 through, and          N/A
  including the Maturity Date.
                                       Additional Terms:
Initial Interest Rate:                   For the purposes of the Notes
  Determined as if the Settlement        contemplated hereunder, interest
  Date was an Interest Reset Date.       payments will include interest
                                         accrued to, but excluding the
Interest Determination Date:             Interest Payment Date.
  Same as Interest Reset Date.


Additional Terms:
 The "Federal Funds Rate (Weekly Average)" means, with respect to any Interest Determination Date (in the following order of priority):

   (i) the weekly average rate (expressed as a percentage per annum) that is published in H.15(519) under the heading "Federal Funds (Effective)" for the week ending next preceding the Interest Determination Date.

   (ii) or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Federal Funds Rate (Weekly Average) shall be the rate (expressed as a percentage per annum) that appears, at 11:00 a.m. (New York City time) on the Federal Funds Rate Interest Determination Date, on Telerate Page 122 (as defined below) opposite the caption "FEDERAL FUNDS" for the week ending on (and including) the Wednesday preceding such Federal Funds Rate Interest Determination Date, (the "Seven-Day Period");

   (iii) if such rate does not so appear on Telerate Page 122 at 11:00 A.M. New York City time, on the Federal Funds Rate Interest Determination Date, then the Federal Funds Rate (Weekly Average) will be the arithmetic mean determined by the Calculation Agent of the rate, determined in the manner described in subclauses (y) and (z) below (as applicable), for each day in the Seven-Day Period (each a "Day Rate"), provided that the Calculation Agent determines a Day Rate for each day in the Seven-Day Period;

     (y) The Day Rate for a Business Day will be the Federal Funds Rate as further defined in the Prospectus.

     (z) The Day Rate for day that is not a Business Day will be the rate applied to the next preceding Business Day, whether or not such Business Day falls within such Seven-Day Period, determined in accordance with the provisions of subclause (y) above.

   (iv) if the Federal Funds Rate (Weekly Average) can not be determined by the Calculation Agent pursuant to clauses (i), (ii) or (iii) above, then the Federal Funds Rate (Weekly Average) shall be the Federal Funds Rate (Weekly Average) applied to the next preceding Interest Reset Date.


"Telerate Page 122" means the display designated as "Page 122" (or such other page selected by the Calculation Agent as may replace Page 122 for the purpose of displaying weekly average federal funds rate) on the Dow Jones Telerate Service (or such other service selected by the Calculation Agent as may replace such service).